UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 30, 2008

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-13711

Delaware	13-3429953
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

4211 W. Boy Scout Boulevard Tampa, Florida

33607

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (813) 871-4811

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On April 30, 2008, Walter Industries, Inc. (the “Company”) entered into Amendment No. 5 (the “Fifth Amendment”) to its credit agreement dated October 3, 2005 by and among the Company, Bank of America, N.A., as administrative agent, SunTrust Bank, as syndication agent, Calyon New York Branch, as documentation agent, Banc of America Securities LLC, and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and the other lenders signatory thereto (the “Credit Agreement”). The Fifth Amendment increases the revolver portion of the Credit Agreement by $250.0 million to $475.0 million with  required reductions in the total commitment beginning in 2009;  increases the pricing of the revolver and term loans by approximately 1.5 percent; removes the requirement that the Company maintain mortgage warehouse facilities in an aggregate principal amount of $350.0 million at all times; permits the voluntary repayment of any indebtedness under existing mortgage warehouse facilities and pre-approves the planned separation of the Financing and Homebuilding businesses from the Company. The Fifth Amendment also amends the Credit Agreement by making the relevant financial covenants less restrictive for a period of time and other affirmative and negative covenants more restrictive than presently existing until such time as the Company obtains  certain financial benchmarks.

The description of the Fifth Amendment of the Credit Agreement is qualified in its entirety by reference to the Fifth Amendment, a copy of which is attached to this Current Report as Exhibit 10.12.5 and incorporated herein by reference.

Item 1.02           Termination of a Material Definitive Agreement.

On April 30, 2008, the Mid-State Trust IX Loan Agreement and the Mid-State Trust XIV Loan Agreements were voluntarily repaid and terminated. The terminated loan agreements were variable funding mortgage warehouse facilities which provided an aggregate of $350.0 million of warehouse financing to Walter Mortgage Company for its purchase of installment notes from Jim Walter Homes, Inc. and its affiliated builders, and its funding of mortgage loans. There were no early termination penalties incurred as a result of terminating the loan agreements. The Company was not a party to the Mid-State Trust IX Loan Agreement or the Mid-State Trust XIV Loan Agreement, but the loan agreements indirectly provided liquidity to the Company and its affiliates.

Mid-State Trust IX Loan Agreement was a $150.0 million mortgage warehouse facility which was scheduled to mature on July 28, 2008.  The Mid-State Trust IX Loan Agreement was dated as of June 15, 2006, as amended, restated, supplemented or otherwise modified, by and among Mid-State Trust IX, as borrower, YC SUSI Trust, as lender, Atlantic Asset Securitization LLC, as lender, Treasury Bank, a division of Countrywide Bank FSB (f/k/a Treasury Bank, a Division of Countrywide Bank, N.A.), as custodian, The Bank of New York, as trustee, Bank of America, N.A., as agent, a managing agent and bank investor, Calyon New York Branch, as a managing agent and bank investor, Ambac Assurance Corporation, as surety provider and insurer and the other signatory parties thereto. Bank of America is the administrative agent, swing line lender, L/C issuer and a lender and Calyon New York Branch is documentation agent and a lender for the Company’s Credit Agreement.

The Mid-State Trust XIV Loan Agreement was a $200.0 million mortgage warehouse facility which was scheduled to mature on October 23, 2008.  The Mid-State Trust XIV Loan Agreement was dated as of June 15, 2006, as amended, restated, supplemented or otherwise modified, by and among Mid-State Trust XIV, as borrower, Three Pillars Funding, LLC, as lender, Treasury Bank, a division of Countrywide Bank FSB, (f/k/a Treasury Bank, a Division of Countrywide Bank, N.A.), as custodian, The Bank of New York, as trustee, SunTrust Robinson Humphrey, Inc., successor to SunTrust Capital Markets, Inc. as agent and administrative agent, and SunTrust Bank, as bank investor, and the other signatory parties thereto. SunTrust Robinson Humphrey, Inc. is joint lead arranger and SunTrust Bank is syndication agent for the Company’s Credit Agreement.

Item 2.02           Results of Operations and Financial Condition.

On May 1, 2008, the Company issued a press release announcing the Company’s first quarter 2008 results and recent metallurgical coal contract pricing. A copy of the press release is attached hereto as Exhibit 99.1.

The information provided pursuant to this Item 2.02, including Exhibit 99.1 in Item 9.01, is “furnished” and shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 7.01           Regulation FD Disclosure.

On May 1, 2008, the Company issued a press release announcing the Company’s next steps in its separation strategy of its Financing and Homebuilding businesses and its recent bank financing actions. A copy of the press release is attached hereto as Exhibit 99.2.

The information contained in Item 7.01, including Exhibit 99.2 in Item 9.01 shall not be deemed to be “filed” with the Securities and Exchange Commission or incorporated by reference in any filing under the Securities Exchange Act of 1934, as amended or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in any such filings.

Item 9.01           Financial Statements and Exhibits

(d)	Exhibits

10.12.5

Amendment No. 5 to Credit Agreement dated as of April 30, 2008 to the Credit Agreement dated October 3, 2005 by and among the Company, Bank of America, N.A., as administrative agent, SunTrust Bank, as syndication agent, Calyon New York Branch, as documentation agent and the other lenders signatory thereto.

99.1	Walter Industries Announces First Quarter 2008 Results and Recent Metallurgical Coal Contract Pricing in Excess of $315 Per Metric Ton

99.2	Walter Industries Announces Next Steps in Separation Strategy; Recent Bank Financing Actions

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Catherine C. Bona
Title:	Catherine C. Bona
Vice President, Asst. General Counsel
and Secretary

Date:  May 2, 2008